PERRIGO COMPANY PLC COMPLETES ACQUISITION OF OMEGA PHARMA INVEST N.V., CREATING A TOP FIVE GLOBAL OTC COMPANY

•	Advances Perrigo’s stated strategy to expand internationally and leverage the combined product portfolio of Perrigo and Omega

•	Combines Perrigo’s supply chain and operational excellence with Omega’s OTC branding and regulatory expertise

•	Establishes broad global commercial presence and creates multiple opportunities to cross-sell Perrigo products in diverse new channels

Dublin, Ireland — (March 30, 2015) — Perrigo Company plc (NYSE: PRGO; TASE), a leading global provider of “Quality Affordable Healthcare Products®,” today announced that it has completed the acquisition of Belgian-based Omega Pharma Invest N.V. (“Omega”) in a cash and equity transaction valued at approximately €3.8 billion, which includes the assumption of €1.3 billion in debt. Sellers are Marc Coucke, Waterland Private Equity Fund V CV and co-investors of Waterland.
“The combination of Perrigo and Omega creates an industry leading, global healthcare company with the operational structure and cash flow generation to accelerate our international growth even further,” said Perrigo Chairman, President and CEO, Joseph C. Papa, “This strategic combination creates a top 5 global OTC healthcare company by revenue, enhancing our leading OTC position through Omega's strong, established European commercial, regulatory and distribution platforms, which further enables us to capitalize on the many megatrends which bend in favor of consumer choice and cost control in healthcare. We expect the combined companies will create tremendous value for consumers and shareholders for years to come.”

Financial Highlights:

Perrigo expects the transaction to be immediately accretive and between $0.10 and $0.20 accretive to fiscal 2016 adjusted earnings per share after adjusting for amortization, transaction and financing costs. This updated fiscal 2016 range reflects a negative $0.30 impact caused by the rapid erosion in the Euro/U.S. dollar exchange rate since the transaction’s November 6, 2014 announcement as well as an improvement of $0.05 in operational expectations. The Company expects to achieve increasing revenue and supply chain synergies within Europe over time contributing greater than $125 million to gross profit in 2019. This information is provided for fiscal year ending June 30, 2016 and the Company will provide calendar 2015 guidance at an event for investors in New York City on May 7, 2015.

Omega generated approximately €1.27 billion of revenue and €200 million of operating cash flow ($1.40 billion and $220 million, respectively, at an exchange rate of €1 = $1.10) in the year ended December 31, 2014. Including product acquisitions, Omega has delivered compound annual revenue growth of approximately 10% over the last five years. After the issuance of approximately 5.4 million shares to Omega founder Marc Coucke at closing, total diluted shares outstanding for Perrigo are now approximately 147 million.

Key Benefits of the Transaction

•	Advances International Growth Strategy

◦	Expands market access across a larger global platform with critical mass in all key European countries

◦	Establishes commercial infrastructure in the high-barrier to entry European OTC marketplace

◦	Positions Perrigo to capture additional share of the $30 billion European OTC market

◦	Broadens opportunities for continued strategic bolt-on acquisitions

•	Strengthens Product Portfolio While Enhancing Scale and Distribution

◦	Leverages Perrigo’s leading consumer health portfolio into Omega’s European commercial network

◦	Combines Perrigo’s supply chain and operational excellence with Omega’s OTC branding and regulatory expertise

◦	Provides leadership position in a durable, European OTC cash pay market

•	Financially Compelling

◦	Enhances Perrigo’s strong financial profile through substantially diversified revenue and cash flow streams

◦	Strong pro forma operating cash flow enables rapid deleveraging post-close

◦	Accretive to Perrigo standalone revenue, adjusted operating income growth rates (on a constant currency basis) and cash flow generation

•	Expands International Management Capabilities

◦	Marc Coucke brings over 25 years of branded OTC leadership experience to the Perrigo executive committee

◦	Broadens European consumer and pharmacist-centric management capabilities

◦	Adds approximately 2,500 employees, including a large sales team of approximately 1,100 individuals

About Perrigo

Perrigo Company plc, a top five global over-the-counter (OTC) consumer goods and pharmaceutical company, offers consumers and customers high quality products at affordable prices. From its beginnings in 1887 as a packager of generic home remedies, Perrigo, headquartered in Ireland, has grown to become the world's largest manufacturer of OTC products and supplier of infant formulas for the store brand market. The Company is also a leading provider of generic extended topical prescription products and receives royalties from Multiple Sclerosis drug Tysabri®. Perrigo provides “Quality Affordable Healthcare Products®” across a wide variety of product categories and geographies primarily in North America, Europe, and Australia, as well as other key markets including Israel and China. Visit Perrigo online at (http://www.perrigo.com).

Contacts

Arthur J. Shannon, Vice President, Investor Relations and Global Communications, (269) 686-1709, ajshannon@perrigo.com

Bradley Joseph, Director, Investor Relations and Global Communications, (269) 686-3373, bradley.joseph@perrigo.com

Forward-Looking Statements

Certain statements in this presentation are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections.  While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in the Perrigo Company’s Form 10-K for the year ended June 28, 2014, as well as the Company’s subsequent filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this presentation are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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